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Exhibit 10.21

TERM SHEET
FOR
GEORGE FISHER

Title:	Non Executive Chairman of the Board of PanAmSat Corporation (the "Company")
Duties:
Serve as lead director, create agenda for and preside at board meetings, set meeting schedules, actively participate in monthly financial sponsor update meetings, serve on committees of the Board to be determined and engage in such other duties as are customary for a non-executive chairman of the Board.
Chairman Compensation:	$100,000 per annum, payable in advance in equal quarterly installments.
Director Fees:	$50,000 per annum.
Equity:	Purchase of $500,000 (based on the purchase price per share paid by the sponsors at closing) in Company common stock.

For each share purchased by Mr. Fisher he shall receive an option to purchase one share of the Company's common stock. The options and shares purchased (either initially or upon exercise of options) will be subject to the same equity agreements with conditions and restrictions as the senior executives of the Company, except that all options granted hereunder will be time-based and there shall be no puts/calls rights relating to the stock and options hereunder.
The exercise price per option shall be the price per share paid by the sponsors for the common stock (subject to customary adjustments for recapitalizations, splits, and similar actions).
The options will vest and become exercisable in five equal installments on each of the first five anniversaries of the grant date.
Expense Reimbursement:	The Company shall reimburse Mr. Fisher for reasonable out of pocket expenses incurred in accordance with the performance of his duties.
Change in Status:
If Mr. Fisher is for whatever reason no longer Chairman of the board of directors, he shall retain his stock and vested options but shall not be entitled to any payments (other than accrued but unpaid payments).
Change of Control:	Upon a change of control Mr. Fisher's options shall automatically vest and become exercisable.
Confidentiality:
Mr. Fisher will be subject at all times during and after Board services to a confidentiality covenant prohibiting him from disclosing or using at any time any non-public confidential or proprietary information concerning the Company, the equity sponsors, or their respective affiliates, except as required by law or while on the Board for the benefit of the Company.
Directors and Officers Insurance:	Company coverage will initially be $25 million. KKR umbrella policy provides an additional $35 million of coverage for exposure above $25 million.

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  Exhibit 10.21